                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         PHYSICIANS QUALITY CARE, INC.


     Physicians Quality Care, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

     1. The name of this corporation is Physicians Quality Care, Inc. This corporation's original name was Physicians Quality Care Network, Inc. The date of filing of the corporation's original Certificate of Incorporation in the Office of the Secretary of State of the State of Delaware was March 20, 1995. A Certificate of Amendment to the Certificate of Incorporation was filed with the Office of the Secretary of State of the State of Delaware on each of April 27, 1995 and on June 21, 1995, and an Amended and Restated Certificate of Incorporation was filed therewith on June 30, 1995.

     2. This Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation, which amendments have been approved by the stockholders of the Corporation by written consent dated August 9, 1996. This Restated Certificate of Incorporation has been adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 245(b) and 242 of the General Corporation Law of the State of Delaware, and written notice of consent has been given to all stockholders who have not consented in writing to this Restated Certificate of Incorporation.

     3.  The text of this Restated Certificate of Incorporation is as follows:

     FIRST: The name of the Corporation is Physicians Quality Care, Inc. (The "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, Country of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: Capital Stock.

4.

     4.1 Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is one hundred and ten million (110,000,000) shares consisting of:

          (a) seventy-five million (75,000,000) shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock");

          (b) fifteen million two hundred sixty-seven thousand nine hundred and fifteen (15,267,915) shares of Class B-1 Common Stock, par value $0.01 per share ("Class B-1 Common Stock");

          (c) nine million seven hundred thirty two thousand and eighty-five (9,732,085) shares of Class B-2 Common Stock, par value $0.01 per share (Class B-2 Common Stock"); and

          (d) ten million (10,000,000) shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

The Class B-1 Common Stock and the Class B-2 Common Stock are referred to collectively as the "Class B Common Stock"; the Class B Common Stock and the Class A Common Stock are referred to collectively as the "Common Stock"; and each class shall be referred to as a class of Common Stock. As of the Effective Time of this Restated Certificate of Incorporation, each share of every class and series of capital stock of the Corporation authorized immediately prior to the effective time of this Restated Certificate of Incorporation shall be automatically converted into one share of Class A Common Stock of the Corporation.

The Board of Directors of this Corporation may, at any time, and subject to the provisions in Section 4.5 below, without any vote of the holders of this Corporation's capital stock, issue all or any part of the unissued capital stock of this Corporation from time to time authorized under this Restated Certificate of Incorporation and may determine, subject to any requirements of law, the consideration for which stock is to be issued and the manner of allocating such consideration between capital and surplus.

The powers, designations, voting rights, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions of each class and series of the Corporation's stock are as follows:

     4.2 Definitions. As used in this Article Fourth, the following terms have the following definitions:

          4.2.1 "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, including effective control by virtue of a contractual relationship such as a management agreement or stockholder transfer or designation or similar agreement other than a management or similar agreement which does not, alone or together with related agreements, result in the control of such Person.

          4.2.2 "Bain Capital Investor" shall mean Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Associates, BCIP Trust Associates, L.P. and their Affiliates.

          4.2.3 "Board of Directors" shall mean the Board of Directors of the Corporation.

          4.2.4 "Cause" shall mean with respect to any Person (i) any act of fraud, embezzlement or other material dishonesty, (ii) conviction of, or plea of nolo contendere to, any felony or any other crime involving fraud, dishonesty or moral turpitude, or
                 (iii) conduct that causes criminal or material civil liabilities to the Corporation, its Subsidiaries or any of their Affiliates.

          4.2.5 "Class B Conversion Factor" shall mean, at any time as of which it is to be determined, one (1), adjusted as provided in
                 Article 4.6 below.

          4.2.6 "Class B Director Action" shall mean any authorization, approval, ratification, consent, commitment, agreement, or other action (whether contingent or otherwise) in respect of or relating to the Corporation or any Subsidiary or Affiliate thereof with respect to or relating to:

                 (a) the issuance, reclassification, exchange, redemption,
                     retirement, purchase or acquisition of, rights to subscribe for, securities exchangeable for or convertible into or any agreement providing for the issuance (contingent or otherwise) of, or any call, commitment or claim relating to, capital stock of the Corporation or any Subsidiary or Affiliate thereof or stock appreciation, phantom stock, profit participation or similar rights with respect to the Corporation or any Subsidiary or Affiliate thereof;

                 (b) dividends or distributions on or in respect of capital stock of the Corporation or any Subsidiary or Affiliate thereof (including stock dividends or other assets, property or securities), return of any capital to such entity's stockholders as such, recapitalization, or stock split;

                 (c) incurrence of Indebtedness of the Corporation or any
                     Subsidiary or incurrence of material Indebtedness by an Affiliate thereof;

                 (d) merger, consolidation, amalgamation, liquidation, winding up, dissolution, or sale, transfer, or other action otherwise disposing of or voluntarily parting with the control of (whether in one transaction or a series of transactions) all or substantially all of the property, business or assets of the Corporation or any Subsidiary or Affiliate thereof (other than such merger, consolidation or other action pursuant to which the stockholders of this Corporation or any Subsidiary thereof constitute the stockholders of any surviving corporation directly or indirectly or otherwise retain the same control after such transaction whether by voting or otherwise, over such entity that such stockholders had prior to such transaction);

                 (e) any Public Offering or Public Event;

                 (f) the material amendment or modification of any material management agreement between the Corporation, its Subsidiaries and any Affiliate thereof or material physician affiliation agreement or the substitution or replacement of any nominee stockholder under any stockholder designation or similar agreement; and

                 (g) the employment, termination and compensation (including benefits) of the Chief Executive Officer of the Corporation.

In no event shall any such action in respect of a transaction involving the provision of capital or sale to any of the Bain Capital Investors or any Affiliate thereof under paragraphs (a)-(e) constitute a Class B Direction Action. All Class B Director Actions shall be taken in compliance with Section
2.8 of the Corporation's by-laws.

     4.2.7 "Class B Director Control Event" shall mean any of the following events:

            (a) The EBITDA for any two consecutive Test Periods ending on a date set forth below is less than the amount set opposite such date.



                Date                            Minimum EBITDA
                ----                            ---------------

                December 31, 1996                  $(1,745,000)
                March 31, 1997                        (336,000)
                June 30, 1997                        1,050,000
                September 30, 1997                   2,151,000
                December 31, 1997                    2,668,000
                March 31,1998                        3,288,000
                June 30, 1998                        3,521,000
                September 30, 1998                   3,772,000
                December 31, 1998                    3,907,000
                March 31, 1999                       3,997,000
                June 30, 1999                        4,089,000
                September 30, 1999                   4,183,000
                December 31, 1999                    4,279,000


          (b) The Net Sales for any two consecutive Test Periods ending on a date set forth below is less than the amount set opposite such date.



                Date                            Minimum Net Sales
                ----                            -----------------

                December 31, 1996                     $ 3,601,000
                March 31, 1997                         11,891,000
                June 30, 1997                          18,257,000
                September 30, 1997                     26,579,000
                December 31, 1997                      30,620,000
                March 31, 1998                         31,997,000
                June 30,1998                           33,486,000
                September 30, 1998                     34,461,000
                December 31, 1998                      35,261,000
                March 31, 1999                         36,072,000
                June 30, 1999                          36,902,000
                September 30, 1999                     37,751,000
                December 31, 1999                      38,619,000

          (c) Jerilyn Asher is no longer employed on a full-time basis as Chief Executive Officer by the Corporation for any reason other than her employment having been terminated without Cause; or

          (d) the Corporation has not received the prior written consent of the Bain Investors in respect of any Restricted Action.

          4.2.8 "Closing Date" shall mean the first date on which the Corporation issues any shares of Class B Common Stock.

          4.2.9 "EBIT" shall mean consolidated Net Income (i) before (a) interest expense, whether cash or noncash of the Corporation, its Subsidiaries and other consolidated entities determined on a consolidated basis and, (b) provisions for taxes based upon income and (ii) determined without giving effect to extraordinary gains or losses, nonrecurring or unusual gains or losses from sales of assets other than from inventory sold in the ordinary course of business, and without giving effect to any increases in Net Income which may arise from changes in the accounting policies or methodologies used to establish the allowances for doubtful accounts and contractual adjustments for consolidated entities from those in effect at the time of the most recent audited financial statements for the year ended immediately preceding the year in which such entity becomes acquired by or affiliated with the Corporation.

          4.2.10 "EBITDA" shall mean, for any period, EBIT, adjusted by adding thereto the amount of all depreciation expense and amortization expense that were deducted in determining EBIT for such period and the amount of all management fees and expenses paid to Bain Capital, Inc. and fees of Robertson Stephens & Co. in connection with the issuance and sale of Class B Common Stock that were deducted in determining Net Income for such period and all as determined in accordance with GAAP.

          4.2.11 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          4.2.12 "GAAP" shall mean the generally accepted accounting principles as in effect in the United States of America as of the Closing Date.

          4.2.13 "Indebtedness" shall mean all (i) indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or similar instruments, (iii) obligations for the deferred purchase price of assets or services (other than trade payables or accruals therefor incurred in the ordinary course of business), (iv) capitalized lease obligations, (v) letters of credit, and (vi) in the nature of guarantees of the obligations described in (i) through (v) above.

          4.2.14 "Interest Expense"shall mean, for any period, total interest expense of the Corporation, its Subsidiaries or other consolidated entities determined on a consolidated basis with respect to all Indebtedness of the Corporation, its Subsidiaries and other consolidated entities, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing but excluding amortization of original issue discount, deferred financing costs, any interest expense on deferred compensation arrangements and other non-cash interest expense, as determined in accordance with GAAP.

          4.2.15 "Net Income" shall mean the consolidated net income (or loss) after provision for taxes of the Corporation, its Subsidiaries and other consolidated entities on a consolidated basis as determined in accordance with GAAP.

          4.2.16 "Net Sales" shall mean consolidated revenues of the Corporation, its Subsidiaries and other consolidated entities after the provision for doubtful accounts, contractual adjustments, returns and any other setoffs or counterclaims, as determined in accordance with GAAP, excluding any increases in Net Sales which may arise from changes in the accounting policies or methodologies used to establish the allowances for doubtful accounts and contractual adjustments for patient accounts receivable of any consolidated entity from those in effect at the time of the most recent audited financial statements for the year ended immediately preceding the year in which such entity becomes acquired by or affiliated with the Corporation.

          4.2.17 "Person" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

          4.2.18 "Public Event" shall mean any transaction or other event (including, without limitation, a merger with a public company) after or in connection with which shares of capital stock of the Corporation or any of its Subsidiaries or any successor are registered under the Securities Act or listed on a "national securities exchange" as defined in the Exchange Act or the subject of a price quotation through the National Association of Securities Dealers' Automated Quotation System.

          4.2.19 "Public Offering Time" shall mean the time of the initial sale of shares of Class A Common Stock of the Corporation pursuant to an initial Public Offering of such shares registered with the Securities and Exchange Commission and immediately prior to any transfer of beneficial ownership of such shares in such offering.

          4.2.20 "Public Offering" shall mean the closing of a public offering of the Corporation's capital stock registered under the Securities Act.

          4.2.21 "Qualified Public Offering" shall mean the closing of a Public Offering with (i) the net proceeds of the sale of such Shares by the Company and any stockholder of the Company to equal or exceed $50,000,000 provided that the net proceeds of the sale thereof to the Bain Capital Investors shall equal or exceed the greater of (x) fifty percent of the purchase price paid by the Investors in any Closing under the Class B Common Stock and Warrant Purchase Agreement dated August 30, 1996 between the Bain Investors and the Corporation or (y) $10,000,000 and
                  (ii) subject to a firm commitment underwriting conducted by a nationally recognized underwriter acceptable to the Class B Directors.

          4.2.22 "Subsidiary" shall mean any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          4.2.23  "Restricted Action" shall mean any of the following:

                  (a) A merger, consolidation, amalgamation, liquidation,
                      winding up, dissolution or sale, transfer or other action otherwise disposing of or voluntarily parting with the control of (whether in one transaction or a series of transactions) of all or substantially all of the property, business or assets of the Corporation, its Subsidiaries or any Affiliate thereof other than a merger or consolidation of a Subsidiary with the Corporation or any other Subsidiary of the Corporation provided that, in the case of any such merger or consolidation, the person formed by such merger or consolidation shall be a wholly-owned Subsidiary of the Corporation.

                  (b) A sale, lease, transfer or other disposition of or grant or any option or other right to purchase, lease or otherwise acquire all or a material part of the assets of the Corporation, the Subsidiaries and any Affiliates on a consolidated basis (other than pursuant to an agreement in effect on the Closing Time); or

                  (c) Any agreement, contract, commitment or understanding with any Person for the acquisition or affiliation entered into by the Corporation or, its Subsidiaries or any Affiliate thereof of any business or assets including, without limitation any management agreement, and the terms of any securities or other consideration to be issued in connection therein or acquired any business or assets other than acquisitions not in excess of $1,000,000 in any 12 month period.

                  (d) Any dividends, distributions, repurchase, redemption,
                      retirement, defeasance or similar transaction for capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit the Corporation, its Subsidiaries or any Affiliate thereof to do any of the foregoing.

                  (e) Any material change in the nature of its business of this
                      Corporation, its Subsidiaries and Affiliates, taken as a whole on a consolidated basis as described in the principal business plan of the Corporation as carried on at the date hereof and reasonable extensions thereof.

                  (f) Any amendment or restatement of organizational documents
                      (including the Certificate of Incorporation) or Bylaws of this Corporation or its Subsidiaries.

                  (g) Retain or dismiss the services of the Chief Operating
                      Officer or the Chief Financial Officer of the Corporation;

                  (h) Any transaction between (i) the Corporation or its
                      Subsidiaries and any Affiliate thereof and (ii) an officer, director or holder of more than 5% of the outstanding capital stock of the Corporation which is not on terms comparable to an arms-length transaction.

                  (i) The commencement, management, defense, prosecution or
                      settlement of any material action, suit, investigation or proceeding before any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, affecting the Corporation, the Subsidiaries and any Affiliate thereof other than any such action, suit, or proceeding initiated and instituted by the holders of Class B Common Stock against the Company.

          4.2.24 "Test Period" shall mean for any determination, the fiscal quarter then last ended and taken as one accounting period.

     4.3 Shares Identical. Except as otherwise provided in this Article Fourth, for purposes of this Article Fourth, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same rights, privileges and preferences and shall be subject to the same qualifications, limitations and restrictions. Without limiting the foregoing, no distribution (whether in cash, securities or otherwise) shall be made in respect of any class of Common Stock unless an equivalent distribution is made with respect to each outstanding share of each class of Common Stock.

     4.4 Stockholder Voting Rights. Subject to the powers, preferences and rights of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Article Fourth, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. Except as otherwise provided in this Article Fourth or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class.

     4.5 Directors. The number of directors constituting the entire Board of Directors (the "Number of Directors") shall be eleven. The directors shall be divided into classes, elected as follows:

          (a) Class A Directors. The holders of record of outstanding shares of Class A Common Stock, voting separately as a single class, shall be entitled to elect two directors of the Corporation (such directors to be designated and referred to herein as the "Class A Directors");

          (b) Class B-1 Directors. The holders of record of outstanding shares of Class B-1 Common Stock, voting separately as a single class, shall be entitled to elect one director of the Corporation (such director to be designated and referred to herein as the "Class B-1 Director");

          (c) Class B-2 Directors. The holders of record of outstanding shares of Class B-2 Common Stock, voting separately as a single class, shall be entitled to elect one director of the Corporation (such director to be designated and referred to herein as the "Class B-2 Director," together with the Class B-1 Director, the "Class B Directors"); and

          (d) Common Stock Directors. The holders of record of outstanding shares of Common Stock, voting together as a single class, shall be entitled to elect seven directors of the Corporation (such directors to be designated and referred to herein as the "Common Stock Directors").

   4.5.1 Except as otherwise provided in this Article Fourth, each Class A Director, Class B Director and Common Stock Director shall be entitled to one vote on all matters to be voted on by the directors. The Directors shall vote together as a single class on all matters to which the Board of Directors shall be entitled to vote.

   4.5.2 Any vacancy in the Board of Directors shall be filled only by vote of the holders of a majority of the outstanding shares of the class or classes of Common Stock which was entitled to elect the director whose office is vacant. The Board of Directors shall be deemed to be duly constituted notwithstanding one or more vacancies in its membership, whether because of the failure of any class of stockholders to elect the full number of directors of which such class is entitled or otherwise. Any such vacancy shall automatically reduce the Number of Directors pro tanto until such time as the holders of the class of Common Stock which was entitled to elect the director whose office is vacant shall have exercised their right to elect a director to fill such vacancy, whereupon the Number of Directors shall be automatically increased pro tanto.

          4.5.3 No Class A Director, Class B Director or Common Stock Director may be removed without the consent of the holders of such class or classes of Common Stock entitled to elect such director.

          4.5.4 With respect to each Class B Director Action, each of the Class B Directors shall be entitled to five votes.

          4.5.5 Upon the occurrence of any Class B Director Control Event and for so long as such Class B Director Control Event or any other Class B Director Control Event shall continue in effect, each Class B Director shall be entitled to five votes.

     4.6 Stock Splits and Stock Dividends. The Corporation shall not in any manner subdivide or increase (by stock split, stock dividend or other similar manner) reclassify or combine in any manner the outstanding shares of Class A Common Stock unless a proportional adjustment is made to the Class B Conversion Factor. The Corporation shall not in any manner subdivide or increase (whether by stock split, stock dividend or other similar manner), reclassify or combine in any manner the outstanding shares of the Class B Common Stock unless a proportional adjustment is made to the Class A Common Stock.

     4.7 Mandatory Conversion of Class B Common Stock. Upon the earlier to occur of (i) a Qualified Public Offering, and (ii) the date on which the number of outstanding shares of Class B Common Stock equals the lesser of (a) 30% of the number of shares of Class B Common Stock issued and outstanding and (b)(1) 1,200,000, in the event the number of shares of Class B Common Stock issued equals or exceeds 4,000,000 and is less than 8,000,000, (2) 1,600,000, in the event the number of shares of Class B Common Stock issued and equals or exceeds 8,000,000 and is less than 12,000,000 and (3) 2,000,000 in the event the number of shares of Class B Common Stock issued equals or exceeds 12,000,000. Each outstanding share of Class B Common Stock shall automatically convert into the number of shares of Class A Common Stock determined by application of the Class B Conversion Factor. Fractional shares shall be converted into equivalent fractional shares of Class A Common Stock (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors). From and after such conversion,
          (a) such shares of Class B Common Stock shall be retired and shall not be reissued, (b) notwithstanding anything to the contrary in this Article Fourth, the holders of the Class A Common Stock shall be entitled to elect the entire Number of Directors consisting of the full Board of Directors and each such director shall have one vote on all matters to be voted on by the directors, (c) the Restated Certificate of Incorporation shall automatically be amended to eliminate Sections 4.2.6, 4.2.7, 4.2.23, 4.5.4, and 4.5.5 and (d) upon the filing of a certificate in accordance with Section 243 of the General Corporation Law of the State of Delaware, the authorized shares of Class B Common Stock shall be eliminated.

     4.8 Optional Conversion of Class B Common Stock. At the option of any holder of the shares of Class B Common Stock, exercisable at any time, in whole or in part, each outstanding share of Class B Common Stock held by such holder shall convert into the number of shares of Class A Common Stock as determined by application of the Class B Conversion Factor. From and after such optional conversion, such shares of Class B Common Stock shall be retired and shall not be reissued, and upon the conversion of all outstanding shares of Class B Common Stock and upon the filing of a certificate in accordance with Section 243 of the General Corporation Law of the State of Delaware, the authorized shares of Class B Common Stock shall be eliminated.

     4.9 Effect of Conversion. Upon conversion of any share of Class B Common Stock, the holder shall surrender the certificate evidencing such shares to the Corporation at its principal place of business. Promptly after receipt of such certificate, the Corporation shall issue and send to such holder a new certificate, registered in the name of such holder, evidencing the number of shares of Class A Common Stock into which such share has been converted. From and after the time of conversion of any share of Class B Common Stock, the rights of the holder thereof as such shall cease; the certificate formerly evidencing such share shall, until surrendered and reissued as provided above, evidence the applicable number of shares of Class B Common Stock; and such holder shall be deemed to have become the holder of record of the same number of shares of the Class A Common Stock.

     4.10 Replacement. Upon receipt of an affidavit of the registered owner of one or more shares of any class of Common Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (it being understood that if the holder is a Bain Capital Investor, or any other holder of shares of Common Stock of the Corporation which is an entity regularly engaged in the business of investing in companies and meets such requirements of creditworthiness as may reasonably be imposed by the Corporation in connection with the provisions of this paragraph, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     4.11 Amendment; Waiver. No amendment or waiver of any provision of this Article Fourth shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of the Class B Common Stock voting as a single class and no amendment or waiver of any provision of this Article Fourth which adversely affects the holders of Class A Common Stock or increased the rights of the Class B Common Stock shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of the Class A Common Stock voting as a single class; provided, however, that as stipulated in Section 242(b)(2) of the Delaware General Corporation Law no amendment to any class of Common Stock that alters or changes the powers, preferences or special rights of such class of Common Stock so as to affect them adversely shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such class of Common Stock.

     FIFTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions occurring prior to such amendment.

     SIXTH:

     6.1  Actions, Suits and Proceedings Other than by or in the Right of the
          -------------------------------------------------------------------
          Corporation. The Corporation shall indemnify each person who was or is
          -----------
          a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer of trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6.7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

     6.2  Actions or Suits by or in the Right of the Corporation.  The
          ------------------------------------------------------
          Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.

     6.3  Indemnification for Expenses of Successful Party.  Notwithstanding the
          ------------------------------------------------
          other provisions of this Article, to the extent than an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, the Indemnitee shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by the Indemnitee or on the Indemnitee's behalf in connection therewith. Without limiting the foregoing, if any action, sit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe the Indemnitee's conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

     6.4  Notification and Defense of Claim.  As a condition precedent to the
          ---------------------------------
          right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving the Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporations is so notified, the Corporation will be entitled to participate therein at is own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this
          Section 6.4. The Indemnitee shall have the right to employ the Indemnitee's own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation or its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

     6.5  Advance of Expenses.  Subject to the provisions of Section 6.6 below,
          -------------------
          in the event that the Corporation does not assume the defense pursuant to Section 6.4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an
          --------  -------
          Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

     6.6  Procedure for Indemnification.  In order to obtain indemnification or
          -----------------------------
          advancement of expenses pursuant to Section 6.1, 6.2, 6.3 or 6.5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 6.1, 6.2 or 6.5 the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

     6.7  Remedies.  The right to indemnification or advances as granted by this
          --------
          Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6.6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6.6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption the Indemnitee has not met the applicable standard of conduct. The indemnitee's expenses (including attorney' fees) incurred in connection with successfully establishing the Indemnitee's right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

     6.8  Subsequent Amendment.  No amendment, termination or repeal of this
          --------------------
          Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

     6.9  Other Rights.  The indemnification and advancement of expenses
          ------------
          provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

     6.10 Partial Indemnification.  If an Indemnitee is entitled under any
          -----------------------
          provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

     6.11 Insurance.  The Corporation may purchase and maintain insurance, at
          ---------
          its expenses, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

     6.12 Merger or Consolidation.  If the Corporation is merged into or
          -----------------------
          consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

     6.13 Savings Clause.  If this Article or any portion hereof shall be
          --------------
          invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnity each Indemnitee as to any expenses (including attorneys' fees), judgements, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

     6.14 Definitions.  Terms used herein and defined in Section 145(h) and
          -----------
          Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

     6.15 Subsequent Legislation.  If the General Corporation Law of Delaware is
          ----------------------
          amended after adoption of this Article to expand further the indemnification permitted to Indemnities, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

     SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this 30th day of August, 1996.


                                    PHYSICIANS QUALITY CARE, INC.

                                    By: /s/ Jerilyn P. Asher
                                        -------------------------
                                        Jerilyn P. Asher
                                        President


ATTEST:



/s/ Virginia Lyons de Neufville
-------------------------------
Name of Assistant Secretary

[Corporate Seal]